EXHIBIT 16.1


August 19, 1999


Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for XATA Corporation and on December 8, 1998 (January 8, 1999, as to Note 8 to the financial statements), we reported on the financial statements of XATA Corporation as of and for the two years ended September 30, 1998 and 1997. On August 13, 1999, we were dismissed as independent accountants of XATA Corporation

We have read XATA Corporation's statements included under item 4 of its Form 8-K dated August 13, 1999, and we agree with such statements.




                                        McGladrey & Pullen, LLP